SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                   January 3, 2002 (December 31, 2001)

NEXTEL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19656	36-3939651
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2001 Edmund Halley Drive, Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                             (703) 433-4000

(Former name or former address, if changed since last report)

Item 5.    Other Events.

     NII Holdings, Inc. (“NII”), a substantially wholly owned subsidiary of Nextel Communications, today filed a Form 8-K with the Securities and Exchange Commission indicating the following:

NII Holdings, Inc. (“NII”) today announced that its operating subsidiaries in Argentina failed to make a December 31, 2001 scheduled payment of $8.3 million in principal to a group of banks under its Argentine credit facility. However NII did make a $2.4 million interest payment under this credit facility and entered into a forbearance agreement with over 51% of the lenders of this facility pursuant to which these lenders have agreed to refrain from enforcing their respective rights to principal repayments under this facility until January 22, 2002. NII also signed a similar forbearance agreement with Motorola Credit Corporation pursuant to which Motorola Credit Corporation has agreed to refrain from enforcing any rights to principal repayments as lender under vendor financing facilities with NII due to a cross-default caused by the failure to make the Argentine principal payment until January 22, 2002. As of December 31, 2001, the aggregate principal balance outstanding under the Argentine facility was approximately $108 million and the aggregate principal balance outstanding under the vendor financing facilities was approximately $382 million. NII is currently in discussions with its lenders under these facilities regarding restructuring these obligations.

NII also has retained Houlihan Lokey Howard & Zukin Capital as financial advisor to assist in studying NII’s strategic alternatives. NII is beginning negotiations with representatives of the holders of its 13% Senior Redeemable Discount Notes due 2007, 12.125% Senior Serial Redeemable Discount Notes due 2008 and 12.75% Senior Serial Redeemable Notes due 2010, regarding the restructuring of those obligations. There is no assurance that NII will be able to successfully restructure any of its obligations. NII may be required to sell strategic assets, reorganize under Chapter 11 of the U.S. Bankruptcy Code or take other measures.

     The obligations under these credit facilities and notes are solely those of NII and its subsidiaries. Nextel Communications is not a party to any of these obligations.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired
Not Applicable

(b)	Pro Forma Financial Information
Not Applicable

(c)	Exhibits

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL COMMUNICATIONS, INC.

Date: January 3, 2002	By:	/s/ Leonard J. Kennedy Leonard J. Kennedy Senior Vice President and General Counsel